WILLIAM M. COBB & ASSOCIATES, INC.
Worldwide Petroleum Consultants

12770 Coit Road, Suite 907    Tel: (972) 385-0354
Dallas, Texas 75251    Fax: (972) 788-5165
    E-Mail: office@wmcobb.com
March 9, 2022

Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas, 77002

Re:	Crescent Energy Company
Gentlemen:
The firm of William M. Cobb & Associates, Inc. consents to the use of its name and to the use of its projections for Crescent Energy Company’s Proved Reserves and Future Net Revenue included in this Annual Report on Form 10-K of Crescent Energy Company. The firm of William M. Cobb & Associates, Inc. also hereby consents to the incorporation by references to the use of its name and to the use of its projections for Crescent Energy Company’s Proved Reserves and Future Net Revenue into the Registration Statements on Form S-8 (Nos. 333- 261604) of Crescent Energy Company, including any amendments thereto.
William M. Cobb & Associates, Inc. has no interests in Crescent Energy Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Crescent Energy Company. Crescent Energy Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling
Tor Meling
Senior Vice President